EXHIBIT 10.1
FIRST AMENDMENT TO
EMPLOYMENT AGREEMENT
          THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (“First Amendment”) is entered into by and between T-3 ENERGY SERVICES, INC., a Delaware corporation (“Employer”), and GUS D. HALAS (“Employee”) as of December 10, 2008.
          WHEREAS, the Employer and Employee have heretofore entered into that certain Employment Agreement effective as of September 14, 2007 (the “Employment Agreement”); and
          WHEREAS, the Employer and Employee desire to amend the Employment Agreement to comply with the applicable provisions of section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury regulations issued thereunder and to make certain other changes;
          NOW, THEREFORE, in consideration of the premises set forth above and the mutual agreements set forth herein, the Employer and Employee hereby agree, effective as of the date set forth above, that the Employment Agreement shall be amended as hereafter provided:
1.	Section 4.3 (Annual Bonus) is amended by adding thereto the following:

The Annual Bonus, if earned, for a fiscal year shall be paid to Employee not later than the 15th day of the third month following the end of such fiscal year.

2.	Section 4.8 (Automobile) is amended by adding thereto the following:

Such allowance shall be paid at the same time as Employee’s Base Salary for such month and in no event later than 30 days after the end of such month.

3.	The last paragraph of Section 7 (Termination for Good Cause) is amended to read as follows:

Notwithstanding the foregoing, and except as provided below, termination of Employee’s employment by resignation shall be deemed a termination for Good Cause and shall be effective as of the effective date of such resignation, but acceptance of such resignation by Employer shall not be deemed a waiver of any right of Employer or the Companies under this Agreement. If, without Employee’s written consent, (i) and through action of the Employer, Employee (A) ceases to hold the title of Chairman, President or Chief Executive Officer, (B) ceases to report directly to the Board, or (C) experiences a circumstance in which any significant business function of Employer for which Employee has primary responsibility becomes the responsibility of any individual who does not report directly or indirectly to Employee, or (ii) a material change in the geographic location at which Employee must perform his services, then, if Employee, within 90 days of the occurrence of such event, notifies Employer of such occurrence and
Amendment to Employment Agreement

within 30 days following receipt of such notice Employer has failed to remedy the condition, Employee may resign and his resignation shall be deemed a termination other than for Good Cause and have the effect set forth in Section 9 below, provided such resignation is within 30 days following such failure to remedy by Employer (herein a “Constructive Termination”). For purposes of clarification, if Employer delegates to any individual responsibility for any significant business function, which prior to such delegation, was the direct responsibility of Employee, such delegation shall not be a Constructive Termination so long as such delegate continues to report directly or indirectly to Employee. In addition, and notwithstanding anything in this Section to the contrary, neither of the following shall be deemed a Constructive Termination (i) any reporting directly to the Board or a committee thereof by Employer’s chief financial officer, chief legal officer or other employees, that is either customary or required by applicable law, or (ii) any activities by, or delegation of responsibility to, the Chairman of the Board. Further, it is understood that Employer’s obligation to make any payments contemplated by this Agreement (other than any payments required by law upon termination of employment which must be made absent the existence of this Agreement) is subject to Employee’s compliance with the provisions of Section 3 of this Agreement.
4.	Section 8(c) (Change of Control) is amended by adding thereto the following:

For purposes of this Section 8(c), a Change of Control will be interpreted within the guidelines and regulations pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations thereunder. Payment hereunder shall be made no later than thirty days following the change of control event.

5.	Section 10(a) (Release and Satisfaction) is amended by adding thereto the following:

Notwithstanding anything to the contrary contained herein, unless such release becomes irrevocable prior to the 60th day following Employee’s termination of employment, Employee shall not be entitled to any severance payment under Section 9(a)(ii) and (c), and such payments will be made within 30 days following the date such release becomes irrevocable.

6.	The following new Section 10(c) shall be added:

Form Release Agreement attached hereto as Exhibit “A”.

7.	The following new Section 11.13 shall be added:

409A Delay in Payments. Notwithstanding anything herein to the contrary, if on the date of his separation from service Employee is a “specified employee,” as defined in Section 409A of the Code, then all or a portion of any severance payments, benefits, or reimbursements under this Agreement that would be subject to the additional tax provided by Section 409A(a)(1)(B) of the Code if not delayed as required by Section 409A(a)(2)(B)(i) of the Code shall be delayed until the first day of the seventh month following his separation from service date (or, if earlier, Employee’s date of death) and shall be paid as a lump sum (without interest) on such date. For purposes of this
Amendment to Employment Agreement

Agreement, a termination of Employee’s employment must be a “separation from service” for purposes of Section 409A of the Code.

8.	The following new Section 11.14 shall be added:

Reimbursements. Any reimbursement of any costs and expenses by Employer to Employee under this Agreement shall be made by Employer upon or as soon as practicable following the receipt of supporting documentation reasonably satisfactory to Employer, but in no event later than the close of Employee’s taxable year following the taxable year in which the cost or expense is incurred by Employee. Notwithstanding any provision of this Agreement to the contrary, the amount of expenses for which Employee is eligible to receive reimbursement during any calendar year shall not affect the amount of expenses for which Employee is eligible to receive reimbursement during any other calendar year within the Term of Employment.

9.	The following new Section 11.15 shall be added:

2008 Restricted Stock Award. Employee and Employer acknowledge that as of the date of this First Amendment, Employee has not received the restricted stock grant of 10,000 shares that Employee would have been entitled to receive on September 14, 2008 subject to availability in the Employer’s 2002 Stock Incentive Plan (the “Plan”) and Compensation Committee approval, with a vesting date of September 14, 2009 (the “2008 Restricted Stock”). As of the date of this First Amendment, the Employer intends to grant to Employee the 2008 Restricted Stock at such time as the shares necessary for such grant are available under the Plan (or such other arrangement that receives approval of the stockholders of Employer). Furthermore, on the earlier to occur of (a) September 14, 2009, (b) a Change of Control, as defined in Section 8, or (c) a termination of employment that has the effect set forth in Section 9, and provided that the 2008 Restricted Stock has not been granted to Employee prior to such time set forth in clause (a), (b) or (c) of this Section 11.15, then Employer will pay to Employee an amount in cash equal to 10,000 multiplied by the closing share price of the Employer’s stock on the business day set forth in clause (a), (b) or (c) of this Section 11.15, as applicable. By executing this First Amendment, Employee acknowledges and agrees that a cash settlement of the 2008 Restricted Stock pursuant to this Section 11.15 will be in-lieu of, and in full settlement, of any obligation associated with the 2008 Restricted Stock grant.

Except as expressly modified by this First Amendment, the terms of the Employment Agreement shall remain in full force and effect and are hereby confirmed and ratified.
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Amendment to Employment Agreement

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the date first set forth above.

COMPENSATION COMMITTEE CHAIRMAN OF THE BOARD OF DIRECTORS OF T-3 ENERGY SERVICES, INC.
By:	/s/ Robert L. Ayers
	Name:	Robert L. Ayers

EMPLOYEE
/s/ Gus D. Halas
Gus D. Halas

Amendment to Employment Agreement

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